Exhibit 99.1

Cingulate Inc. Reports Third Quarter 2026 Financial Results and Provides Regulatory Update on CTx-1301 NDA Resubmission

Manufacturing Work Addressing FDA CMC Information Requests Substantially Completed

NDA Resubmission Expected Between December 2026 and January 2027

KANSAS CITY, Kan., Nov. 13, 2026 — Cingulate Inc. (NASDAQ: CING), a biopharmaceutical company utilizing its proprietary Precision Timed Release™ (PTR™) drug delivery platform to develop a pipeline of next-generation products, today reported financial results for the quarter ended September 30, 2026, and announced that it has substantially completed the manufacturing work required to address the U.S. Food and Drug Administration’s (FDA) chemistry, manufacturing and controls (CMC) information requests for CTx-1301. The Company expects to resubmit the new drug application (NDA) for CTx-1301 between December 2026 and January 2027.

“With the manufacturing work substantially complete, we are now finalizing the data and documentation needed to resubmit the NDA for CTx-1301, and we expect to do so by January 2027, potentially sooner,” stated Cingulate Chairman and CEO Shane J. Schaffer. “Importantly, the FDA’s Complete Response Letter did not raise any concerns about the clinical safety or efficacy of CTx-1301. We thank our shareholders for their patience and continued support as we work to bring this treatment to patients with ADHD.”

Regulatory Update: CTx-1301 NDA Resubmission Progress

On June 1, 2026, the FDA issued a Complete Response Letter (CRL) for the CTx-1301 (dexmethylphenidate HCl) NDA. The CRL identified specific requests for additional CMC information and did not identify any concerns regarding the clinical safety or efficacy of CTx-1301, the Company’s lead ADHD asset.

Since then, Cingulate and its contract development and manufacturing organization (CDMO), Bend Bioscience, have substantially completed the manufacturing work required to address the CMC requests in the CRL and are finalizing the supporting data and documentation for resubmission. As announced on November 9, 2026, the Company expects to resubmit the NDA between December 2026 and January 2027. After the FDA receives the resubmission, it is expected to classify it as a Class 1 or Class 2 resubmission, which carry review goals of two and six months, respectively.

Third Quarter Financial Results

Cash and Working Capital: As of September 30, 2026, Cingulate had approximately $23.2 million in cash and cash equivalents, compared to $11.0 million as of December 31, 2025. The increase was primarily driven by capital raised during the first nine months of 2026, including the close of a $12.0 million private placement in the first quarter and $22.5 million of capital raised on Cingulate’s At-the-Market Agreement with AGP and Purchase Agreement with Lincoln Park Capital, partially offset by $20.4 million in cash used for operations. As of September 30, 2026, Cingulate had approximately $18.8 million in working capital, an increase of $16.1 million as compared to December 31, 2025.

Under its current business plan, the Company believes its cash and cash equivalents will be sufficient to fund operations into mid-2027, including costs associated with seeking regulatory approval for CTx-1301, and continuing the build-out of commercial readiness capabilities.

R&D Expenses: Research and development expenses were $2.9 million for the three months ended September 30, 2026, an increase of 2.2% from $2.8 million for the three months ended September 30, 2025, driven primarily by higher drug manufacturing costs to address the CMC information requested in the FDA’s CRL, partially offset by lower clinical operations costs following the conclusion of clinical study activities in early 2025, the absence of regulatory costs incurred in the prior-year period in connection with preparing the CTx-1301 NDA, and lower personnel expenses. For the nine months ended September 30, 2026, R&D expenses were $6.6 million, a decrease of 15.3% from $7.8 million for the nine months ended September 30, 2025, driven primarily by lower clinical operations and regulatory costs, partially offset by increased manufacturing activities related to CTx-1301 following the CRL.

SG&A Expenses: Selling, general and administrative expenses (SG&A) were $4.6 million for the three months ended September 30, 2026, compared to $3.1 million for the three months ended September 30, 2025, an increase of 45.5%. For the nine months ended September 30, 2026, SG&A expenses were $14.2 million, compared to $6.6 million for the nine months ended September 30, 2025, an increase of 116.6%. The increases were driven primarily by the build-out of commercial readiness capabilities, including increased headcount and expanded market access, pricing, reimbursement and medical affairs activity conducted through Indegene, the Company’s commercialization partner.

Net Loss: Net loss was $7.7 million for the three months ended September 30, 2026, compared to $7.3 million for the three months ended September 30, 2025. For the nine months ended September 30, 2026, net loss was $22.9 million, compared to $16.2 million for the nine months ended September 30, 2025. The increases primarily reflect the higher SG&A expenses described above, partially offset in the third quarter by a smaller loss from the change in fair value of derivative and lower interest expense, and for the nine-month period by lower R&D expenses.

Cingulate Inc.

Consolidated Balance Sheet Data

	September 30,	December 31,
	2026	2025
Cash and cash equivalents	$23,185,900	$10,953,383
Total assets	$28,150,677	$15,073,263
Total liabilities	$7,383,547	$12,564,356
Working Capital	$18,832,234	$1,695,633
Accumulated deficit	$(155,288,781)	$(132,375,031)
Total stockholders’ equity	$20,767,130	$2,508,907

Cingulate Inc.

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$2,910,660	$2,848,544	$6,581,803	$7,772,109
Selling, general and administrative	4,580,358	3,147,291	14,247,412	6,579,735
Operating loss	(7,491,018)	(5,995,835)	(20,829,215)	(14,351,844)

Change in fair value of derivative	(69,323)	(772,169)	(1,235,366)	(1,016,682)
Interest and other income (expense), net	(171,056)	(573,058)	(849,169)	(808,475)

Loss before income taxes	(7,731,397)	(7,341,062)	(22,913,750)	(16,177,001)
Income tax benefit (expense)	-	-	-	-

Net loss	(7,731,397)	(7,341,062)	(22,913,750)	(16,177,001)

About Attention Deficit/Hyperactivity Disorder (ADHD)

ADHD is a chronic neurobiological and developmental disorder that affects millions of children and often continues into adulthood. The estimated market size of the US ADHD market is approximately 100 million annual prescriptions. The condition is marked by an ongoing pattern of inattention and/or hyperactivity-impulsivity that interferes with functioning or development. In the U.S., over 20 million patients have been diagnosed with ADHD. Among this group, 12 million are adults and over 8 million are under the age of 17. According to the CDC, just 53.6 percent of all children and teens with ADHD reported they were actively treating their symptoms with medication in 2022, with 65-90 percent demonstrating clinical ADHD symptoms that persist into adulthood. Current market trends demonstrate that adult ADHD prevalence is larger and growing faster than the child and adolescent segments combined.

About CTx-1301

CTx-1301 (dexmethylphenidate HCl) is a once-daily, multi-core tablet utilizing Cingulate’s proprietary Precision Timed Release™ (PTR™) platform to deliver three precisely timed releases of active medication across the day. This design aims to provide rapid onset of effect and entire active-day duration. CTx-1301 is being evaluated for the treatment of ADHD under the FDA’s 505(b)(2) pathway. In October 2025, the FDA accepted for review the NDA for CTx-1301 and assigned a PDUFA target action date of May 31, 2026. On June 1, 2026, the FDA issued a Complete Response Letter for the CTx-1301 NDA; the Company and its CDMO have since substantially completed the manufacturing work required to address the CMC requests, and the Company expects to resubmit the NDA between December 2026 and January 2026. There can be no assurance regarding the timing of any resubmission or whether approval will occur.

About Precision Timed Release™ (PTR™) Platform Technology

Cingulate is developing ADHD and anxiety disorder product candidates capable of achieving true once-daily dosing using Cingulate’s innovative PTR drug delivery platform technology. It incorporates a proprietary Erosion Barrier Layer (EBL) providing control of drug release at precise, pre-defined times with no release of drug prior to the intended release. The EBL technology is enrobed around a drug-containing core to give a tablet-in-tablet dose form. It is designed to erode at a controlled rate until eventually the drug is released from the core tablet. The EBL formulation, Oralogik™, is licensed from BDD Pharma. Cingulate intends to utilize its PTR technology to expand and augment its clinical-stage pipeline by identifying and developing additional product candidates in other therapeutic areas in addition to Anxiety and ADHD.

About Cingulate Inc.

Cingulate Inc. (NASDAQ: CING) is a biopharmaceutical company utilizing its proprietary PTR drug delivery platform technology to build and advance a pipeline of next-generation pharmaceutical products, designed to improve the lives of patients suffering from frequently diagnosed conditions characterized by burdensome daily dosing regimens and suboptimal treatment outcomes. With an initial focus on the treatment of ADHD, Cingulate is identifying and evaluating additional therapeutic areas where PTR technology may be employed to develop future product candidates, including to treat anxiety disorders. Cingulate is headquartered in Kansas City. For more information, visit Cingulate.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include all statements, other than statements of historical fact, regarding our current views and assumptions with respect to future events regarding our business, including statements with respect to our plans, assumptions, expectations, beliefs and objectives with respect to product development, clinical studies, clinical and regulatory timelines, the timing and outcome of any resubmission of the CTx-1301 NDA, market opportunity, competitive position, business strategies, potential growth opportunities, our expected cash runway, and anticipated capital needs and financing plans. These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “continue,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors disclosed in our filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on March 18, 2026 and our Quarterly Report on Form 10-Q for the period ended June 30, 2026, and our other filings with the SEC. All forward-looking statements speak only as of the date on which they are made, and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Investor & Media Relations:

Thomas Dalton

Vice President, Corporate and Government Relations, Cingulate

tdalton@cingulate.com

(480) 529-5434